Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES THE

APPOINTMENT OF LONG-TIME BANKING VET ROBERT M. MEYER TO ITS BOARD OF DIRECTORS

NEW YORK, NY – July 29, 2021 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion Financial” or the “Company”), announced today that its Board of Directors has appointed Robert (Bob) M. Meyer as an independent director, effective immediately. Mr. Meyer’s appointment expands the Board to eight members, five of which are independent directors. Mr. Meyer will be a member of the Company’s Audit Committee, Compensation Committee, and Nominating and Governance Committee.

Mr. Meyer has had a 47-year career in banking. Most recently, he served as Executive Vice President and Chief Commercial Lending Officer at Valley National Bancorp from 1997 until his retirement in 2016. Valley National Bancorp, based in Wayne, NJ, had approximately $20 billion of assets at the time of his retirement. Prior to that Mr. Meyer served as President and Chief Executive Officer of Midland Bancorp/Midland Bank and Trust Company from 1991 to 1997 and President and Chief Executive Officer of Broad Street National Bank and First Jersey National Bank/Central from 1985 to 1988. Mr. Meyer has served as an independent member of the Medallion Bank Board of Directors since 2016, including as a member of the Audit Committee since 2019. Medallion Bank is a wholly-owned subsidiary of Medallion Financial. Mr. Meyer holds a bachelor’s degree and a master’s degree from Montclair State College and an M.B.A. from the University of Miami.

“We are pleased to have Bob join the Medallion Financial board. His pedigree is impressive and his experience has been extremely helpful in driving the oversight, growth, and success of our consumer business with Medallion Bank over the past five years. We look forward to Bob helping us drive strategy, performance and shareholder value,” stated Alvin Murstein, Chairman and CEO of Medallion Financial.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $9 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion, its customers and third parties. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2020 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

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